As filed with the Securities and Exchange Commission on October 21, 2004

Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CT COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	56-1837282

(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation or organization)

1000 Progress Place, NE
Concord, North Carolina 28025

(Address of Principal Executive Offices) (Zip Code)

CT Communications, Inc.

Amended and Restated 2001 Stock Incentive Plan

(Full title of the plan)

Michael R. Coltrane
Chairman of the Board of Directors
President and Chief Executive Officer
CT Communications, Inc.
1000 Progress Place, NE
Concord, North Carolina 28025

(Name and address of agent for service)

(704) 722-2500

(Telephone number, including area code, of agent for service)

Copy to:
James G. McMillan, Esq.
Hogan & Hartson L.L.P.
555 Thirteenth Street, N.W.
Washington, D.C. 20004
(202) 637-5600

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of securities	Amount to be	maximum offering	maximum aggregate	Amount of
to be registered	registered	price per share (1)	offering price (1)	registration fee
Common Stock, no par value	1,400,000	$12.45	$17,430,000	$2,208.38

(1) Estimated pursuant to Rule 457(c) and (h) under the Securities Act of 1933 solely for purposes of calculating the amount of the registration fee. The offering price per share and the aggregate offering price are based on the average of the high and low prices per share of the registrant’s common stock as reported on the Nasdaq National Market on October 19, 2004.

EXPLANATORY NOTE

     This registration statement relates to the registration of additional securities of the same class as other securities for which a registration statement on this Form S-8 relating to an employee benefit plan is effective. Pursuant to General Instruction E of Form S-8, the contents of the earlier registration statement on Form S-8 filed July 25, 2001 (Registration No. 333-65818) hereby are incorporated by reference except to the extent supplemented, amended or superceded by the information set forth herein. Only the item of Form S-8 containing new information not contained in the earlier registration statement is presented herein.

     To the extent that any documents incorporated by reference herein include any information that is not, pursuant to the Commission’s rules, deemed to be “filed” with the Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, such information shall not be deemed to be incorporated herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 8. Exhibits.

Exhibit No.	Description
5	Opinion of Nelson Mullins Riley & Scarborough, L.L.P. regarding the legality of the securities being registered

23.1	Consent of KPMG LLP

23.2	Consent of Bauknight Pietras & Stormer, P.A.

23.3	Consent of PricewaterhouseCoopers, LLP

23.4	Consent of Arthur Andersen LLP*

23.5	Consent of Nelson Mullins Riley & Scarborough, L.L.P. (included as part of Exhibit 5)

24	Power of Attorney (included on the signature page of the registration statement)

99	CT Communications, Inc. Amended and Restated 2001 Stock Incentive Plan

* Palmetto MobileNet, L.P. (“Palmetto MobileNet”) is a partnership in which CT Communications, Inc. has an investment. Palmetto MobileNet holds interests in 10 cellular rural service area partnerships (“RSA Partnerships”). The consent of Arthur Andersen LLP, the former independent public accountants of the RSA Partnerships, to the incorporation by reference in this registration statement of the reports of Arthur Andersen LLP with respect to the RSA Partnerships, as of December 31, 2001 and for the year then ended, could not be obtained after reasonable efforts and accordingly, is being omitted pursuant to Rule 437a promulgated under the Securities Act of 1933, as amended. The absence of such consent may limit recovery on certain claims by purchasers of the securities registered. In particular, and without limitation, purchasers will not be able to assert claims against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of material fact contained, or any omissions to state a material fact required to be stated, in the included reports issued by Arthur Andersen LLP. In addition, the ability of Arthur Andersen LLP to satisfy any claims, including any claims arising from Arthur Andersen LLP’s provision of auditing and other services to us, may be limited as a practical matter due to recent events involving Arthur Andersen LLP.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Concord, State of North Carolina, on October 21, 2004.

CT COMMUNICATIONS, INC.
By:	/s/ Michael R. Coltrane
Michael R. Coltrane
Chairman of the Board of Directors, President and Chief Executive Officer

POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Michael R. Coltrane and James E. Hausman, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, from such person and in each person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement or any registration statement relating to this registration statement under Rule 462 and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below, on October 21, 2004.

Signature	Title
/s/ Michael R.Coltrane Michael R. Coltrane	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)

/s/ James E. Hausman James E. Hausman	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

Signature	Title
/s/ Ronald A. Marino Ronald A. Marino	Vice President Finance and Chief Accounting Officer (Principal Accounting Officer)

/s/ O. Charlie Chewning, Jr. O. Charlie Chewning, Jr.	Director

/s/ William A. Coley William A. Coley	Director

/s/ Barry W. Eveland Barry W. Eveland	Director

/s/ Raymond C. Groth Raymond C. Groth	Director

/s/ Samuel E. Leftwich Samuel E. Leftwich	Director

/s/ James L. Moore James L. Moore	Director

/s/ Cynthia L. Mynatt Cynthia L. Mynatt	Director

/s/ Tom E. Smith Tom E. Smith	Director

EXHIBIT INDEX

Exhibit No.	Description
5	Opinion of Nelson Mullins Riley & Scarborough, L.L.P. regarding the legality of the securities being registered

23.1	Consent of KPMG LLP

23.2	Consent of Bauknight Pietras & Stormer, P.A.

23.3	Consent of PricewaterhouseCoopers, LLP

23.4	Consent of Arthur Andersen LLP*

23.5	Consent of Nelson Mullins Riley & Scarborough, L.L.P. (included as part of Exhibit 5)

24	Power of Attorney (included on the signature page of the registration statement)

99	CT Communications, Inc. Amended and Restated 2001 Stock Incentive Plan

*Palmetto MobileNet, L.P. (“Palmetto MobileNet”) is a partnership in which CT Communications, Inc. has an investment. Palmetto MobileNet holds interests in 10 cellular rural service area partnerships (“RSA Partnerships”). The consent of Arthur Andersen LLP, the former independent public accountants of the RSA Partnerships, to the incorporation by reference in this registration statement of the reports of Arthur Andersen LLP with respect to the RSA Partnerships, as of December 31, 2001 and for the year then ended, could not be obtained after reasonable efforts and accordingly, is being omitted pursuant to Rule 437a promulgated under the Securities Act of 1933, as amended. The absence of such consent may limit recovery on certain claims by purchasers of the securities registered. In particular, and without limitation, purchasers will not be able to assert claims against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of material fact contained, or any omissions to state a material fact required to be stated, in the included reports issued by Arthur Andersen LLP. In addition, the ability of Arthur Andersen LLP to satisfy any claims, including any claims arising from Arthur Andersen LLP’s provision of auditing and other services to us, may be limited as a practical matter due to recent events involving Arthur Andersen LLP.